CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A Nos. 2-77207 and 811-03456) of our report dated January 28, 2019 on the financial statements and financial highlights of General Government Securities Money Market Fund (one of the funds constituting General Government Securities Money Market Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 10, 2019